Exhibit 21

List of Subsidiaries

Subsidiaries of International Bancshares Corporation

	State of Incorporation
Name	or Organization	Business	% of Ownership

IBC Subsidiary Corporation	Delaware	Bank Holding Company	100%
IBC Life Insurance Company	Texas	Credit Life Insurance	100%
IBC Trading Company	Texas	Export Trading	100%
IBC Capital Corporation	Texas	Investments	100%

Subsidiaries of IBC Subsidiary Corporation

	State of Incorporation
Name	or Organization	Business	% of Ownership

International Bank of Commerce	Texas	State Bank	100%
Commerce Bank	Texas	State Bank	100%
International Bank of Commerce,
Zapata	Texas	State Bank	100%
International Bank of Commerce,
Brownsville	Texas	State Bank	100%
Gulfstar Group I, Ltd.	Texas	Investment and Merchant Banking	70%
Gulfstar Group II, Ltd.	Texas	Investment Banking	70%
Gulfstar Merchant Banking II, Ltd.	Texas	Merchant Banking	70%